Exhibit 99.1

SYSCO ELECTS EDWARD D. SHIRLEY INDEPENDENT LEAD DIRECTOR

HOUSTON, Nov. 16, 2018 – Sysco Corporation (NYSE:SYY), the leading global foodservice distribution company, today announced that its board of directors has elected Edward D. Shirley as independent lead director, effective today. This follows the retirement of Jackie M. Ward and the election of Tom Bené as Sysco’s chairman of the board.

In his new role, Shirley’s responsibilities will include coordinating the activities of the independent directors and serving as a liaison between the chairman, president and chief executive officer and the other independent directors and helping to facilitate the board’s oversight and shareholder responsiveness.

“Ed has provided exceptional leadership and valuable insights as a member of our board over the last two years,” said Tom Bené, Sysco’s president and chief executive officer. “We are committed to good corporate governance practices and believe that the addition of an independent lead director will help to enhance corporate oversight. The board looks forward to working with Ed in his new role.”

Shirley was the president and chief executive officer of Bacardi Limited from 2012 -2014. Prior to that, he was vice chairman of Procter & Gamble and held several senior executive positions during his 27 years with The Gillette Company (purchased by Procter & Gamble in 2005). He is currently a director on the board of New York Life Insurance Company. He previously served on the boards of Elizabeth Arden, Inc. and Time Warner Cable Inc.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 67,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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